Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-138240

Prospectus Supplement No. 1
to Prospectus dated May 14, 2007

11,397,359 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

We are supplementing the prospectus dated May 14, 2007, covering up to 11,397,359 shares of our common stock, par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report on Form 8-K dated May 24, 2007, which was filed with the Securities and Exchange Commission on May 31, 2007 and our Current Report on Form 8-K dated May 1, 2007, which was filed with the Securities and Exchange Commission on June 8, 2007.

This prospectus supplement supplements information contained in the prospectus dated May 14, 2007. This prospectus supplement should be read in conjunction with the prospectus dated May 14, 2007 and any amendments or supplements thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any amendments or supplements thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 14, 2007, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED May 14, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 12, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks described in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

Item 3.02. Unregistered Sales of Equity Securities.

In accordance with the terms of the Company’s Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008 (the “Debentures”), on May 24, 2007, the Company issued 1,953,583 shares of common stock, $.001 par value per share, to the holders of the Debentures as an advance against the first monthly partial redemption of the Debentures, due June 1, 2007.

The offer and sale of securities were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506 and/or Rule 144A thereunder. Such offers and sales were made solely to “accredited investors” under Rule 506 and/or “qualified institutional buyers” under Rule 144A.

On May 31, 2007, the Company issued 20,000 shares of common stock, $.001 par value per share, to the Company’s President, Peter W. DeVecchis, Jr. The shares of common stock were issued pursuant to Mr. DeVecchis’s employment agreement with the Company. Under Mr. DeVecchis’s employment agreement, he was granted a restricted stock award of 100,000 shares of the Company’s common stock, which shares are issued over five (5) years in equal annual vested installments of 20,000 shares beginning May 31, 2005. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

Item 4.01. Changes in Registrant’s Certifying Accountant

(a)           Previous Independent Accountants

(i)
On May 31, 2007, UHY LLP and the audit committee of Solomon Technologies, Inc., (the “Registrant”) agreed that both would be best served if the Registrant identified new auditors. The parties agreed that UHY LLP would resign as the Company’s auditors, effective immediately.

2

(ii)
The reports of UHY LLP on the Registrant’s financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that in its report for the past two fiscal years, UHY LLP has included an opinion that, due to the Registrant’s recurring losses, cash used in operations and other factors, there was substantial doubt as to the Registrant’s ability to continue as a going concern.

(iii)	The audit committee of the Registrant’s board of directors participated in and approved the decision to change independent accountants.

(iv)
In connection with its audits for the two most recent fiscal years and through May 31, 2007, there have been no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

(v)
The Registrant has requested that UHY LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 31, 2007, is filed as Exhibit 16.1 to this Form 8-K.

(b)           New Independent Accountants

(i)
The Registrant engaged Eisner LLP, of New York, New York, as its new independent accountants as of May 31, 2007. During the two most recent fiscal years and through May 31, 2007, the Registrant has not consulted with Eisner LLP regarding any of the following:

(1)	The application of accounting principles to a specified transaction, either completed or contemplated;

(2)
The type of audit opinion that might be rendered on the Registrant’s consolidated financial statements, and none of the following was provided to the Registrant: (a) a written report, or (b) oral advice that was an important factor considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue;

(3)	Any matter that was the subject of a disagreement, as that term is used in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B; or

(4)	An event of a type identified in Item 304(a)(1)(iv) of Regulation S-B.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit Number	Description
16.1	Letter from UHY LLP to the Securities and Exchange Commission dated May 31, 2007.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: May 31, 2007	By:	/s/ Gary Brandt
Gary Brandt
Chief Executive Officer

4

EXHIBIT INDEX

Exhibit Number	Description
16.1	Letter from UHY LLP to the Securities and Exchange Commission dated May 31, 2007.

5

Exhibit 16.1

UHY LLP
One Financial Plaza
Hartford, CT 06103

May 31, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Solomon Technologies, Inc. (copy attached), which we understand will be filed with the United States Securities Commission, pursuant to Item 4.01 of Form 8-K, as part of Solomon Technologies, Inc.’s Form 8-K report filed on May 31, 2007. We agree with the statements concerning our Firm in such Form 8-K.

/s/ UHY LLP
Attachment

Attachment

Item 4.01. Changes in Registrant’s Certifying Accountant

(a)           Previous Independent Accountants

(i)
On May 31, 2007, UHY LLP and the audit committee of Solomon Technologies, Inc., (the “Registrant”) agreed that both would be best served if the Registrant identified new auditors. The parties agreed that UHY would resign as the Company’s auditors, effective immediately.

(ii)
The reports of UHY LLP on the Registrant’s financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that in its report for the past two fiscal years, UHY LLP has included an opinion that, due to the Registrant’s recurring losses, cash used in operations and other factors, there was substantial doubt as to the Registrant’s ability to continue as a going concern.

(iii)	The audit committee of the Registrant’s board of directors participated in and approved the decision to change independent accountants.

(iv)
In connection with its audits for the two most recent fiscal years and through May 31, 2007, there have been no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

(v)
The Registrant has requested that UHY LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 31, 2007, is filed as Exhibit 16.1 to this Form 8-K.

2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks described in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

Item 1.01. Entry into a Material Definitive Agreement.

Deltron, Inc.

On June 1, 2007, Solomon Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Del-Inc Acquisition LLC, Deltron, Inc., Corporacion Delinc S.A. de CV, Aaron Anton and certain other persons to acquire substantially all the assets of Deltron, Inc., a North Wales, Pennsylvania based manufacturer of power supplies and related equipment with manufacturing operations in Reynosa, Mexico (“Deltron”), for an aggregate purchase price of approximately $3.4 million, subject to adjustment. The Company expects the acquisition to close on or about July 15, 2007, subject to customary closing conditions. There can be no assurance that all of the closing conditions to the acquisition will be satisfied.

Item 3.02. Unregistered Sales of Equity Securities.

In accordance with the terms of the Company’s Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008 (the “Debentures”), on June 1, 2007, the Company issued 1,089,687 shares of common stock, $.001 par value per share (the “Shares”), to the holders of the Debentures. The Shares were issued as payment of the balance of the first monthly redemption of the Debentures, due June 1, 2007.

The offer and sale of securities were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506 and/or Rule 144A thereunder. Such offers and sales were made solely to “accredited investors” under Rule 506 and/or “qualified institutional buyers” under Rule 144A.

On June 4, 2007, the Company agreed to issue options to purchase 250,000 shares of common stock to Jack C. Worthen. The options were granted to Mr. Worthen outside the Company’s Amended and Restated 2003 Stock Option Plan and in consideration of his agreement to join the Company as President of the Company’s Power Electronics Division.

The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

Item5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Worthen Employment Agreement

Jack C. Worthen has been appointed President of the Power Electronics Division (“PED”) of the Company, commencing on June 4, 2007. Mr. Worthen will serve as the principal executive officer of PED, and will be an executive officer of the Company responsible for integrating the multiple business units within PED, including but not limited to, Technipower LLC and Deltron, Inc. Mr. Worthen will report directly to the Company’s Chief Executive Officer.

From April 2005 through June 2007, Mr. Worthen was President of SatCon Electronics, a division of Satcon Technology Corporation, a manufacturer of power electronics and control systems. From 2002 to 2005, he was Vice President of Sales for Zywyn Corporation, a start-up design house for a semiconductor line of data communications integrated circuits, DC-DC converters and backlight inverters for LCD displays. Prior to 2002, Mr. Worthen worked for Sipex Corporation, a semiconductor company that designs, manufactures and markets a variety of analog integrated circuits for original equipment manufacturers, for almost 20 years, most recently as Senior Vice President of Sales.

On June 4, 2007, the Company and Mr. Worthen entered into an employment agreement dated May 31, 2007, pursuant to which Mr. Worthen will receive a salary of $175,000 per year and options to purchase 250,000 shares of common stock outside the Company’s Amended and Restated 2003 Stock Option Plan. Mr. Worthen will also be eligible to receive a bonus of $50,000 for the year ending December 31, 2007, if the Company meets certain performance conditions described in the agreement.

Mr. Worthen will receive standard benefits offered to other employees of the Company and a monthly car allowance.

The agreement is terminable by the Company at any time with or without cause, as defined in the agreement. If Mr. Worthen is terminated without cause he will receive severance of three months’ salary.

Mr. Worthen’s options are of two different types. Options for 175,000 shares will vest in three equal annual installments beginning on June 4, 2008. Options for 75,000 shares will vest upon completion of the audit of the Company’s 2007 financial statements, if certain specified performance conditions are met.

DeVecchis Incentive Arrangement

On May 1, 2007, the Company entered into an incentive arrangement with Peter W. DeVecchis, Jr., President of the Company, pursuant to which the Company issued to Mr. DeVecchis on June 4, 2007 options to purchase 40,000 shares of the Company’s common stock and agreed to pay Mr. DeVecchis a bonus of $75,000 for the year ending December 31, 2007 if the Company achieves certain performance objectives and files its 2007 financial statements by March 31, 2008. The agreement was subject to approval by the Company’s board of directors. The board approved the agreement by written consent on June 4, 2007.

Item 7.01. Regulation FD Disclosure.

On June 5, 2007, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K.

On June 6, 2007, the Company issued a press release announcing the hiring of Jack C. Worthen as President of the Company’s Power Electronics Division. A copy of the press release is attached as Exhibit 99.2 to this current report on Form 8-K.

The press releases are being furnished pursuant to General Instruction B.2 of Form 8-K and are not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor are they subject to the liabilities of that section or deemed incorporated by reference in any filing by the Company under the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits. The following Exhibits are furnished herewith:

Exhibit Number	Description
99.1	Press release issued by Solomon Technologies, Inc. on June 5, 2007.
99.2	Press release issued by Solomon Technologies, Inc. on June 6, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: June 7, 2007	By:	/s/ Gary G. Brandt
Gary G. Brandt
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Solomon Technologies, Inc. on June 5, 2007.
99.2	Press release issued by Solomon Technologies, Inc. on June 6, 2007.

6

Exhibit 99.1

Solomon Signs Definitive Agreement to Acquire Deltron

TARPON SPRINGS, Fla., June 5, 2007 -- Solomon Technologies, Inc. (OTC Bulletin Board: SOLM) announced today that it has signed a definitive purchase agreement to acquire Deltron, Inc. (Deltron), a North Wales, Pennsylvania based manufacturer of power supplies and related equipment with manufacturing operations in Reynosa, Mexico.

The purchase agreement provides for Solomon to acquire specific assets and liabilities of Deltron's Pennsylvania operations and all of the stock of Deltron's Mexican manufacturing facility, for an undisclosed amount in cash, subject to increase or decrease based on changes in Deltron's working capital between October 31, 2006 and the closing date. Solomon will assume Deltron's trade payables and its accrued expenses as part of the transaction. The transaction is subject to the satisfaction of various closing conditions including satisfactory due diligence investigations and the negotiation and execution of agreements with certain Deltron personnel. While no assurances can be given as to when the transaction will close, Solomon anticipates that the acquisition will be consummated within 45 days.

"This is another step in our acquisition of assets and building critical mass within our Power Electronics Division," said Gary G. Brandt Chief Executive Officer of Solomon. "In addition to boosting consolidated revenues, the combination of Deltron's low power precision products with our existing high power, high reliability product lines will permit us to expand our cross selling efforts and broaden our systems capabilities. In addition, we expect to gain significant cost advantages across all operations from the addition of Deltron's Mexican manufacturing capabilities. We expect to maintain some Deltron operations in Pennsylvania and add resources in Mexico as the business grows."

Mr. Brandt continued, "The acquisition of Deltron is another key milestone in Solomon's strategy of growing the business through acquisition of complementary assets, and most importantly, it is consistent with our broader view of the increasing importance of power electronics technologies to the high efficiency/alternative energy markets. The addition of Deltron, combined with other contemplated acquisitions, puts us on track to achieve our goal of annualized sales of $25 million by the end of this year."

Information about Solomon Technologies, Inc.:
Solomon Technologies, Inc., through its Motive Power and Power Electronics divisions, develops, licenses, manufactures and sells precision electric power drive systems, including those utilizing its patented Electric Wheel(TM), Electric Transaxle(TM) and hybrid and regenerative technologies as well as direct current power supplies and power supply systems requiring high levels of reliability and ruggedness for defense, aerospace, marine, commercial, automotive, hybrid and all electric vehicle applications.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize the terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the company undertakes no obligation to correct or update any forward- looking statements, whether as a result of new information, future events or otherwise.

Contact:
Solomon Technologies, Inc.
Peter DeVecchis
(727) 934-8778
www.solomontechnologies.com

Crescent Communications
David Long
(203) 226-5527
www.crescentir.com
6

Exhibit 99.2

Solomon Hires Division President

TARPON SPRINGS, Fla., June 6, 2007 -- Solomon Technologies, Inc. (OTC BB:SOLM) announced today that it has hired Jack Worthen as President of its Power Electronics Division.

Mr. Worthen has extensive sales, marketing and business development experience in the semiconductor and power electronics sectors. Mr. Worthen served as President of SatCon Electronics since April 2005 increasing business by 30% while introducing the company’s first standard product line of high reliability power conversion products. These products included linear regulators and high efficiency dc-dc converters for the aerospace, avionics, and high end industrial markets.  For most of his career Mr. Worthen worked for Sipex Corporation, most recently as Senior Vice President of Sales. There, he directed worldwide management of sales, customer service and applications engineering, leading a revenue increase over 2 years from $60M to $120M. He was a key team member in establishing the company as a leader in the power management market for portable power and distributed power applications. These products included linear regulators, switching regulators, and controllers serving the power supply, telecommunications, and consumer market segments.

Mr. Worthen will report to Gary G. Brandt, CEO, Solomon Technologies. Peter W. DeVecchis will continue as Solomon's President, Motive Power Division. Anthony F. Intino, II, President of Solomon's Technipower subsidiary, will report directly to Mr. Worthen.

``This is a significant addition to Solomon's management team and an important step in building a significant presence in the power electronics segment of our business,'' commented Gary G. Brandt, CEO of Solomon. ``Jack Worthen is a respected industry leader with a track record that fits well with Solomon's business plan. He will be instrumental in integrating our pending acquisition of Deltron and in establishing a consistent marketing and sales approach to our growing portfolio of products and technology.''

Mr. Worthen commented, ``I am extremely pleased to be joining Solomon at this critical juncture as we complete the acquisition of Deltron and expand the portfolio of products and technology. I am excited about building the Power Electronics division through both internal growth and acquisition and am confident that we will be able to significantly expand cash flow with our lower cost offshore manufacturing.''

Information about Solomon Technologies, Inc.:

Solomon Technologies, Inc., through its Motive Power and Power Electronics divisions, develops, licenses, manufactures and sells precision electric power drive systems, including those utilizing its patented Electric Wheel, Electric Transaxle and hybrid and regenerative technologies as well as direct current power supplies and power supply systems requiring high levels of reliability and ruggedness for defense, aerospace, marine, commercial, automotive, hybrid and all electric vehicle applications.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize terminology such as ``may,'' ``will,'' ``should,'' ``likely,'' ``expects,'' ``anticipates,'' ``estimates,'' ``believes,'' or ``plans,'' or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Solomon Technologies, Inc.
Peter DeVecchis
(727) 934-8778
www.solomontechnologies.com

Crescent Communications
David Long
(203) 226-5527
www.crescentir.com